EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Pilgrim’s Pride Corporation for the registration of $500,000,000 of Debt Securities, Preferred Stock and Common Stock, and 25,443,025 shares of its common stock, and to the incorporation by reference therein of our report dated November 4, 2003, with respect to the consolidated financial statements and schedules of Pilgrim’s Pride Corporation included in its Annual Report (Form 10-K) for the year ended September 27, 2003, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

Dallas, Texas

July 15, 2004